Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 3, 2010, relating to the consolidated financial statements of InfuSystem Holdings, Inc. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company being in the development stage prior to October 25, 2007) and the effectiveness of InfuSystem Holdings Inc. and Subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of InfuSystem Holdings, Inc. and Subsidiaries for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Detroit, Michigan

June 30, 2010